EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Management Incentive Plan of Magellan Health Services, Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Magellan Health Services, Inc. and the effectiveness of internal control over financial reporting of Magellan Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

May 18, 2011